EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS EARNINGS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2021
AND ANNOUNCES QUARTERLY DIVIDEND

Third Quarter 2021 Highlights
•Net income of $24.7 million, or $0.48 per diluted share
•Net interest margin of 2.47% compared to 2.31%, an increase of 16 basis points
•Return on average assets and equity of 1.34% and 15.24%, respectively
•Cost of interest bearing deposits declined by 20 basis points to 0.54%
•Efficiency ratio of 32.1%
•Internal loan production of $461.4 million
•Nonperforming assets to total assets of 0.01%
•Decline in criticized assets of $16.0 million, or 42.9%
•Tangible book value per share of $12.59
•Quarterly cash dividend of $0.12 per common share declared

	As of or For the Three Months Ended (1)
(Dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	September 30, 2020
Performance Ratios
Return on average assets	1.34%	1.19%	0.80%
Return on average equity	15.24%	13.32%	9.43%
Net interest margin	2.47%	2.31%	2.03%
Efficiency ratio (2)	32.13%	33.52%	44.62%
Income Statement
Net interest income	$45,116	$40,899	$36,112
Net income	$24,743	$21,216	$14,317
Diluted earnings per share	$0.48	$0.41	$0.27
Balance Sheet
Total loans	$6,343,861	$6,443,640	$6,148,501
Total deposits	$5,587,156	$5,401,972	$5,276,680
Net charge-off (recovery) ratio	—%	(0.00%)	(0.01%)
Nonperforming assets to total assets	0.01%	0.01%	0.07%
Capital
Tier 1 leverage ratio	9.63%	9.70%	9.22%
Tangible book value per share (2)	$12.59	$12.25	$11.55
Growth in tangible book value per share	2.75%	3.10%	1.94%
Dividend declared per share	$0.1200	$0.0575	$0.0575

(1) Unaudited
(2) See "Non-GAAP Reconciliation" table

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (October 26, 2021) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $24.7 million and $64.4 million, or $0.48 and $1.24 diluted earnings per common share (“EPS”), for the quarter and nine months ended September 30, 2021, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “Our disciplined approach to pricing, underwriting and growth resulted in continued strong performance. During the quarter, our net income improved by $3.5 million, or 16.6%, compared to the linked quarter. These results were driven by our net interest margin, which increased by 16 basis points to 2.47%, as well as the recapture of $4.0 million of provision for loan losses as compared to a recapture of $2.5 million during the prior quarter. Our margin predominantly benefited from a 20 basis point decline in our cost of deposits and a four basis point increase in loan yields, as compared to the linked quarter, while the recaptured provision consisted of the combination of a partial release of the loan loss reserves that we established during 2020 related to the pandemic, as well as a 43% decline in criticized loans, as compared to the linked quarter. I'm pleased to report that throughout the pandemic the financial resilience of our borrowers has remained strong and that local real estate markets have continued to be robust. Although loans declined modestly during the quarter as a result of elevated prepayment speeds, we originated over $460 million in new loans at a weighted average coupon that was only 2 basis points less than the linked quarter, despite a challenging lending environment. In fact, our year-to-date loan production in 2021 has already exceeded the individual full year production volumes of both 2020 and 2019. In addition, our efforts to diversify our product mix are gaining traction, as demonstrated by the $250 million growth in retail deposits during the quarter. For the first time in our history as a public company, the balance of our non-maturity deposits exceeded our term deposits."

Ms. Lagomarsino concluded, "The commitment and perseverance of our team are remarkable and I'm pleased that their efforts are showing tangible results, including a return on average assets and equity of 1.34% and 15.24%, respectively, during the quarter, which represents increases of 15 basis points and 192 basis points, respectively, from the previous quarter.”

Income Statement
The Company reported net income of $24.7 million, or $0.48 EPS, for the three months ended September 30, 2021 compared to net income of $21.2 million, or $0.41 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $30.9 million for the three months ended September 30, 2021 compared to $27.5 million for the linked quarter.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
On October 26, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on November 15, 2021 to shareholders of record as of November 5, 2021.
Net Interest Income
Net interest income in the third quarter of 2021 was $45.1 million, an increase of $4.2 million from the second quarter, due to lower interest expense on our deposit portfolio, which has continued to benefit from the low interest rate environment, as well as higher loan interest income due to an improved loan yield and a higher average loan balance. As compared to the linked quarter, the cost of interest bearing deposits declined by 20 basis points, while the yield and average balance of our loan portfolio increased by 4 basis points and $98.3 million, respectively.
During the three months ended September 30, 2021, the carry cost associated with our interest rate swaps decreased by $2.6 million as compared to the linked quarter and had a 16 basis point positive impact on our loan yield. Costs associated with our swaps are reported in interest income on loans. Two interest rate swaps with notional amounts of $500 million each matured in June and August 2021.
Net interest margin for the third quarter of 2021 was 2.47% compared to 2.31% for the previous quarter. Our net interest margin primarily benefited from the decline in the cost of interest bearing deposits. During the third quarter, the cost of our interest bearing liabilities decreased by 19 basis points, while the yield on our interest earning assets did not change given that the loan yield improvement, discussed above, was offset by a 103.6% increase in the average balance of low yielding cash as compared to the linked quarter. Our net interest spread in the third quarter improved to 2.40%, increasing by 19 basis points as compared to the linked quarter.

Noninterest Income
Noninterest income for the third quarter of 2021 was $431 thousand, a decrease of $79 thousand compared to the second quarter. The decrease was primarily attributable to a net decrease of $89 thousand in the fair value of equity securities, as compared to the prior quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the third quarter of 2021 was $14.6 million, an increase of $755 thousand compared to the second quarter. The increase was predominantly due to an increase in compensation costs due to a $1.5 million reduction in capitalized salary costs on lower loan origination volumes in the current quarter compared to the linked quarter, partially offset by a $633 thousand decline in incentive related costs. Our efficiency ratio was 32.1% for the quarter ended September 30, 2021 compared to 33.5% for the linked quarter.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at September 30, 2021 were $7.2 billion, an increase of $314.7 million, or 4.6%, from December 31, 2020. The increase was primarily due to a $294.0 million increase in loans and a $55.5 million increase in investment securities, partially offset by a $46.8 million decrease in cash as compared to December 31, 2020. Total liabilities were $6.6 billion at quarter end, an increase of $274.4 million, or 4.4%, from December 31, 2020. The increase in total liabilities was primarily attributable to growth in our deposits of $322.8 million compared to the prior year end, partially offset by a decrease in FHLB advances of $55.1 million.
Loans
Total loans at September 30, 2021 were $6.3 billion, an increase of $294.0 million compared to December 31, 2020. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.7% and 30.1%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.4 billion and $4.3 billion at September 30, 2021 and December 31, 2020, respectively. As of the same dates, our SFR loan portfolio totaled $1.9 billion and $1.7 billion, respectively, and consisted of hybrid loans of 84.7% and 98.6%, respectively. The remaining portion of our SFR loan portfolio consisted of fixed rate loans primarily stemming from a purchase of a conforming loan pool in February 2021. This purchase was a strategic response to continued elevated loan prepayments.

Selected Loan Data (1)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Loan Yield
IPL Portfolio	3.77%	3.66%	3.76%	3.71%	3.88%
SFR Loan Portfolio	2.71%	2.83%	3.39%	2.86%	3.45%
Loan Originations
IPL Portfolio	$256,320	$461,646	$166,664	$968,570	$623,321
SFR Loan Portfolio (2)	$203,653	$250,909	$68,577	$592,627	$402,969
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.40%	3.35%	3.65%	3.37%	3.78%
SFR Loan Portfolio (2)	3.21%	3.22%	3.69%	3.24%	3.83%
Prepayment Speeds
IPL Portfolio	24.14%	23.23%	13.29%	22.23%	15.20%
SFR Loan Portfolio	41.26%	40.09%	36.16%	40.67%	35.52%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from the year-to-date loan originations and weighted average coupon on loan originations above.

The Company's internal production of new IPL and SFR loans decreased by $205.3 million and $47.3 million, respectively, during the current quarter as compared to the linked quarter. The reduction in origination volume was mainly due to our disciplined approach to pricing and a focus on generating quality earnings.
During the three months ended September 30, 2021, IPL portfolio yields increased by 11 basis points compared to the linked quarter primarily due to interest rate swaps that matured in June and August 2021 and resulted in a decrease of $2.6 million in our hedging costs in the current quarter compared to the linked quarter, partially offset by the prepayment of higher yielding loans being replaced with loans at lower current interest rates and a $642 thousand decline in fees collected on prepaid loans. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower interest rates.
The 12 basis point decrease in yield on the SFR portfolio during the quarter ended September 30, 2021 compared to the linked quarter was the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates. Elevated SFR loan portfolio prepayment speeds were generally related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $643 thousand, or 0.01% of total assets, at September 30, 2021 compared to $6.3 million, or 0.09% of total assets, at December 31, 2020. Criticized loans, which includes loans graded Special Mention and of greater risk, were $21.2 million at September 30, 2021 compared to $57.0 million at December 31, 2020 reflecting a reduction of $35.8 million, or 62.8%. Classified loans, which includes loans graded Substandard and of greater risk, totaled $15.7 million and $26.8 million at September 30, 2021 and December 31, 2020, respectively. The decline in criticized and classified loans was primarily attributable to the improvement in our loans that were initially impacted by the pandemic. Since June 2021, all loans modified for pandemic related payment deferral had returned to scheduled payments or paid off in full. As of September 30, 2021 and December 31, 2020, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended September 30, 2021, the Company recorded a reversal of loan loss provisions of $4.0 million compared to a reversal of $2.5 million during the linked quarter. The current year reversals were primarily due to a decrease of our qualitative allowance for loan losses that was initially established for the uncertain economic risks associated with the pandemic, as well as the decline in criticized loans discussed above. Our allowance for loan losses to total loans was 0.59% at September 30, 2021 compared to 0.76% at December 31, 2020. The allowance for loan losses and provision for loan losses, discussed above, were determined based on the incurred loss methodology. The Company will be adopting the current expected credit losses ("CECL") methodology on January 1, 2023.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $73.6 million at September 30, 2021 compared to $67.1 million at December 31, 2020, an increase of $6.5 million, or 9.7%. This increase is primarily due to a net $4.7 million increase in community related investment commitments to support low income housing. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.6 billion at September 30, 2021, an increase of $322.8 million, or 6.1%, from December 31, 2020. Retail deposits and brokered deposits increased $238.1 million and $84.7 million, respectively. The increase in retail deposits is primarily related to growth within our specialty deposits, while the increase in brokered deposits was mainly attributable to the FDIC's revised definition of brokered deposits that went into effect on April 1, 2021. Our cost of interest bearing deposits was 0.54% during the quarter ended September 30, 2021 compared to 0.74% during the linked quarter. The decrease in our cost of interest bearing deposits compared to the prior quarter was predominantly due to our term deposit portfolio repricing to lower current market interest rates.
FHLB Advances
FHLB advances totaled $751.6 million at quarter end, a decrease of $55.1 million, or 6.8%, from December 31, 2020. The decline in FHLB advances was due to matured advances not being replaced. At September 30, 2021, the weighted average interest rate and weighted average maturity of FHLB advances outstanding was 1.68% and 2.5 years, respectively, compared to 2.07% and 1.7 years, respectively, at December 31, 2020.
Other Liabilities
Other liabilities totaled $71.6 million at September 30, 2021 compared to $64.9 million at December 31, 2020, an increase of $6.6 million, or 10.2%. As discussed above regarding prepaid expenses and other assets, this increase is primarily due to an increase in unfunded commitments to support low income housing. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
As of September 30, 2021, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.63%	9.70%	9.22%	N/A
Common Equity Tier 1 Risk-Based Ratio	16.44%	15.73%	15.39%	N/A
Tier 1 Risk-Based Capital Ratio	18.01%	17.28%	16.98%	N/A
Total Risk-Based Capital Ratio	18.98%	18.33%	18.19%	N/A
Tangible Stockholders' Equity Ratio (1)	9.01%	8.76%	8.57%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.61%	10.67%	10.35%	5.00%
Common Equity Tier 1 Risk-Based Ratio	19.85%	19.01%	19.07%	6.50%
Tier 1 Risk-Based Capital Ratio	19.85%	19.01%	19.07%	8.00%
Total Risk-Based Capital Ratio	20.82%	20.07%	20.28%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $653.9 million, an increase of $40.2 million, or 6.6%, compared to December 31, 2020. During the quarter ended September 30, 2021, the Company repurchased 177,768 shares of its stock at an average share price of $12.23, or a 2.9% discount to our current tangible book value. As of September 30, 2021, there were $9.8 million of authorized funds remaining under the current active share repurchase program.

Earnings Call
The Company will host a conference call on Wednesday, October 27, 2021 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by calling (877) 221-8769 and using conference ID 1090246 or joining the live webcast broadcast at https://edge.media-server.com/mmc/p/fxkmfd6g. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced throughout the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.2 billion, total loans of $6.3 billion and total deposits of $5.6 billion as of September 30, 2021. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The ongoing and dynamic nature of the COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. The risks from the COVID-19 pandemic have decreased as the pandemic subsides, however, new variants such as the Delta variant may continue to impact key macro-economic indicators such as unemployment and GDP. Deterioration in general business and economic conditions resulting from the continuing pandemic, including the tight labor market, supply chain disruptions, inflationary pressures, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$132,039	$178,861
Available for sale debt securities, at fair value	652,810	593,734
Held to maturity debt securities, at amortized cost	4,155	7,467
Equity securities, at fair value	11,804	12,037
Loans held-for-investment	6,343,861	6,049,816
Allowance for loan losses	(37,335)	(46,214)
Total loans held-for-investment, net	6,306,526	6,003,602
FHLB stock	23,411	25,122
Premises and equipment, net	16,449	18,226
Prepaid expenses and other assets	73,592	67,055
Total assets	$7,220,786	$6,906,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,587,156	$5,264,329
FHLB advances	751,647	806,747
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,631	94,539
Other liabilities	71,559	64,941
Total liabilities	6,566,850	6,292,413
Total stockholders' equity	653,936	613,691
Total liabilities and stockholders' equity	$7,220,786	$6,906,104

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest and fee income:
Loans	$55,757	$54,191	$56,766	$164,006	$175,661
Investment securities	2,213	2,091	2,167	6,287	7,787
Cash, cash equivalents and restricted cash	78	34	83	162	454
Total interest income	58,048	56,316	59,016	170,455	183,902
Interest expense:
Deposits	7,535	9,749	15,744	28,890	60,146
FHLB advances	3,573	3,839	5,307	11,345	16,550
Junior subordinated deferrable interest debentures	250	255	279	763	1,104
Senior debt	1,574	1,574	1,574	4,723	4,727
Total interest expense	12,932	15,417	22,904	45,721	82,527
Net interest income before provision for loan losses	45,116	40,899	36,112	124,734	101,375
(Reversal of) provision for loan losses	(4,000)	(2,500)	—	(9,000)	10,550
Net interest income after provision for loan losses	49,116	43,399	36,112	133,734	90,825
Noninterest income	431	510	587	1,250	2,056
Noninterest expense	14,635	13,880	16,374	43,919	48,581
Income before provision for income taxes	34,912	30,029	20,325	91,065	44,300
Provision for income taxes	10,169	8,813	6,008	26,695	13,089
Net income	$24,743	$21,216	$14,317	$64,370	$31,211
Basic earnings per common share	$0.48	$0.41	$0.28	$1.25	$0.58
Diluted earnings per common share	$0.48	$0.41	$0.27	$1.24	$0.58

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
PERFORMANCE RATIOS
Return on average:
Assets	1.34%	1.19%	0.80%	1.20%	0.59%
Stockholders' equity	15.24%	13.32%	9.43%	13.48%	6.84%
Efficiency ratio (1)	32.13%	33.52%	44.62%	34.86%	46.97%
Noninterest expense to average assets	0.79%	0.78%	0.91%	0.82%	0.91%
Loan to deposit ratio	113.54%	119.28%	116.52%	113.54%	116.52%
Average stockholders' equity to average assets	8.80%	8.90%	8.46%	8.87%	8.56%
Dividend payout ratio	25.13%	14.17%	21.11%	19.00%	29.80%
YIELDS/RATES
Yield on loans	3.46%	3.42%	3.65%	3.46%	3.76%
Yield on investments	1.32%	1.29%	1.31%	1.30%	1.59%
Yield on interest earning assets	3.18%	3.18%	3.32%	3.19%	3.48%
Cost of interest bearing deposits	0.54%	0.74%	1.16%	0.72%	1.51%
Cost of borrowings	1.98%	2.03%	2.55%	2.11%	2.64%
Cost of interest bearing liabilities	0.78%	0.97%	1.40%	0.95%	1.71%
Net interest spread	2.40%	2.21%	1.92%	2.24%	1.77%
Net interest margin	2.47%	2.31%	2.03%	2.34%	1.92%
CAPITAL
Total equity to total assets	9.06%	8.80%	8.61%
Tangible stockholders' equity to tangible assets (1)	9.01%	8.76%	8.57%
Book value per share	$12.65	$12.32	$11.62
Tangible book value per share (1)	$12.59	$12.25	$11.55
ASSET QUALITY
Net (recoveries) charge-offs	$—	$(69)	$(78)
Net (recovery) charge-off ratio	—%	(0.00)%	(0.01)%
Nonperforming loans to total loans	0.01%	0.01%	0.08%
Nonperforming assets to total assets	0.01%	0.01%	0.07%
Allowance for loan losses to loans held-for-investment	0.59%	0.64%	0.75%
Allowance for loan losses to nonperforming loans	5806.38%	5846.53%	953.49%
Criticized loans	$21,234	$37,209	$47,987
Classified loans	$15,714	$19,573	$13,684
LOAN COMPOSITION
Multifamily residential	$4,226,685	$4,281,698	$4,086,059
Single family residential	$1,908,297	$1,945,099	$1,839,156
Commercial real estate	$193,224	$196,347	$203,920
Construction and land	$15,655	$20,496	$19,266
Non-mortgage	$—	$—	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$123,239	$127,810	$78,773
Interest bearing transaction accounts	$167,919	$150,994	$183,806
Money market deposit accounts	$2,784,470	$2,350,926	$1,860,886
Time deposits	$2,511,528	$2,772,242	$3,153,215

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$34,912	$30,029	$20,325	$91,065	$44,300
Plus: (Reversal of) provision for loan losses	(4,000)	(2,500)	—	(9,000)	10,550
Pre-tax, pre-provision net earnings	$30,912	$27,529	$20,325	$82,065	$54,850
Efficiency Ratio
Noninterest expense (numerator)	$14,635	$13,880	$16,374	$43,919	$48,581
Net interest income	45,116	40,899	36,112	124,734	101,375
Noninterest income	431	510	587	1,250	2,056
Operating revenue (denominator)	$45,547	$41,409	$36,699	$125,984	$103,431
Efficiency ratio	32.13%	33.52%	44.62%	34.86%	46.97%

(Dollars in thousands except per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Tangible Book Value Per Share
Total assets	$7,220,786	$7,257,078	$7,071,663
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,217,489	7,253,781	7,068,366
Less: Total liabilities	(6,566,850)	(6,618,379)	(6,462,830)
Tangible stockholders' equity (numerator)	$650,639	$635,402	$605,536
Period end shares outstanding (denominator)	51,682,604	51,861,704	52,410,053
Tangible book value per share	$12.59	$12.25	$11.55
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$650,639	$635,402	$605,536
Tangible assets (denominator)	$7,217,489	$7,253,781	$7,068,366
Tangible stockholders' equity to tangible assets	9.01%	8.76%	8.57%